                                                                     EXHIBIT 2.9

                            STOCK PURCHASE AGREEMENT


                                      BY
                                      AND
                                     AMONG



           AMEDISYS, ALTERNATE-SITE INFUSION THERAPY SERVICES, INC.,
                     A LOUISIANA CORPORATION, AS PURCHASER,


                                      AND



                          INFUSIONCARE SOLUTIONS, INC.
                      A LOUISIANA CORPORATION, AS COMPANY,

                                      AND

                           DANIEL D. BROWN, AS SELLER


                          DATED AS OF FEBRUARY 1, 1998

                            STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement') is made effective as of February 1, 1998, by and among AMEDISYS ALTERNATE-SITE INFUSION THERAPY SERVICES, INC., a Louisiana corporation ("AMED" or "Purchaser"), with its principal place of business at 3029 South Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana 70816, INFUSIONCARE SOLUTIONS, INC., a Louisiana corporation (the "Company"), with its principal place of business at 10473 Old Hammond Highway, Baton Rouge, Louisiana 70816, and DANIEL D. BROWN (the "Stockholder" or the "Seller"), with his principal place of business at 10473 Old Hammond Highway, Baton Rouge, Louisiana 70816. AMED, the Company and the Stockholder are sometimes referred to collectively as the "Parties" and singly, a "Party".

                                    RECITALS

     WHEREAS, AMED desires to purchase 100% of the issued and outstanding capital stock of the Company ("Company Stock") from the Stockholder as hereinafter provided; and

     WHEREAS, the Stockholder desires to sell the Company Stock to AMED as hereinafter provided.

     WHEREAS the parties expect that this Agreement will further advance their respective business objectives, including without limitation, integration of the business operations of the Company with the business operations of Purchaser in order for Purchaser to more effectively compete in the marketplace.

     NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in accordance with the representations, warranties and covenants contained herein, the Parties agree as follows:

      1. Definitions. As used in this Agreement, the following terms have the meanings indicated:

      1.01 Closing: The consummation of the transactions contemplated by this Agreement.

      1.02  GAAP:  Generally accepted accounting principles.

      1.03 Health Care Laws: All federal, state and local health care related laws, regulations and ordinances including but not limited to Medicaid, Medicare and regulations of the Health Care Finance Administration.

      1.04 Knowledge: With respect to a Party, the actual knowledge of such Party, its officers and directors, after reasonable inquiry.

      1.05 Material Adverse Effect: Any change in the financial condition of the Company or the operation of its business that would materially affect the Company's business adversely, including, but not limited to, material adverse changes to its business condition or financial condition.

       1.06 Operating Licenses: In the case of the Company or AMED, as the case may be, the licenses, permits and registrations issued by the appropriate state and federal agencies which are necessary to the operation of its business. Such Operating Licenses are more fully described in Schedule 3.11 hereto for the Company.

       1.07 Prime: The prime interest rate as designated daily by The Wall Street Journal.

       1.08 Permitted Encumbrances: As to each of the following, for which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith which are not in excess of $5,000.00 in the aggregate; (b) encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that are being contested in good faith or are not overdue for a period of more than 30 days provided that they are not in excess of $5,000.00 in the case of a single property $10,000.00 in the aggregate at any time or which are being contested in good faith; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current purposes.

      2. Terms of Stock Purchase. On the basis of the representations, warranties, covenants and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

      2.01 Transfer. The Stockholder shall assign, transfer and convey at the Closing the Company Stock, representing 100% of the issued and outstanding capital stock of the Company, to AMED. The Stockholder shall deliver at Closing a Stock Power in the form attached hereto as Schedule 2.01 and any other documents required by this Agreement.

      2.02 Purchase Price. AMED shall deliver and the Stockholder shall be entitled to receive at the Closing from AMED in consideration of the sale and transfer of the Company Stock, the sum of FIVE HUNDRED THOUSAND AND NO/100 ($500,000.00) DOLLARS (the "Purchase Price") the adequacy of which is hereby acknowledged by the Stockholder, payable as follows: (a) THREE HUNDRED SEVENTY FIVE THOUSAND AND NO/100 ($375,000.00) DOLLARS, cash in hand; and (b) for the balance of the Purchase Price, AMED will execute and deliver a promissory note (the "Promissory Note") in the principal amount of ONE HUNDRED TWENTY FIVE THOUSAND AND NO/100 ($125,000.00) DOLLARS, payable to the order of the Stockholder in twenty-four equal monthly payments of principal plus interest, bearing interest from February 27, 1998 until paid on the unpaid principal balance at the rate of Prime plus one (1%) percentage point. The Promissory Note shall be solidarily guaranteed by Amedisys, Inc. (the "Guarantor"), shall provide for acceleration of the entire principal balance in the event of default by Purchaser in the payment of any installment thereunder or under this Agreement and shall provide for the payment of the reasonable attorney fees incurred by Seller in the collection thereof. The Company Stock referred to in Section 2.01 and the consideration to be paid by AMED referred to in Section 2.02 shall constitute all of the consideration to be paid in connection with the transactions contemplated by this Agreement.

      2.03     Reserved.

      2.04.     The Closing.   The Closing of the transactions contemplated by
this Agreement shall be on February 27, 1998, to be effective February 1, 1998 at the AMED offices, 3029 S. Sherwood Forest Blvd., Suite 300, Baton Rouge, Louisiana, to be effective on the 1/st/ day of February, 1998.

      3.  Representations and Warranties of the Company and the Stockholder.
The Company and the Stockholder hereby represent and warrant to AMED, as of the date of this Agreement (unless another date is specified in this Section 3) that the statements contained in this Section 3 are correct and complete:

      3.01. Organization and Qualification. The Company does not own any interest in any other business enterprise or legal entity, except as disclosed in Schedule 3.01. Schedule 3.01 also correctly sets forth as to the Company its state of incorporation, principal place of business, and jurisdictions in which it is qualified to do business. The Company is a Louisiana corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Articles of Incorporation, Bylaws or other organizational documents. Except for the consents required but not obtained identified in Schedule 3.03, the Company has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged, except where the
failure to do so would not have a Material Adverse Effect.   The  Company is
duly qualified to transact the business in which it is engaged in every jurisdiction in which its ownership, leasing, licensing, or use of its property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

      3.02. Capitalization. The Stockholder owns 5,000 shares of the Company Common Stock, which constitutes all of the outstanding capital stock of Company. The Company Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by the Stockholder. The shares of Company Stock held by the Stockholder are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any shares of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company. There is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company.

      3.03.    Due Authorization; Third Party Consents.   The Company and
Stockholder have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement and, except as set forth on Schedule 3.03 to this Agreement, no approval or consent of any person other than the Company is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Company has been duly authorized by its board of directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Company and the Seller, and is valid and enforceable against the Company and the Seller in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction, and (iii) any court or administrative body may refuse to enforce the choice of law provision of Section 9.11 of this Agreement.

      3.04. Litigation. Except as described in Schedule 3.04, there is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation pending or, to the best of Company's or Stockholder's Knowledge, threatened (in the form of threats made to representatives of the Company or the Stockholder), with respect to the Company or the Stockholder (as it relates to the business of the Company), including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with the Company's business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against the Company or the Stockholder might reasonably be undertaken or brought. The Company and the Stockholder have informed AMED of, and upon request has furnished or made available to AMED copies of all relevant court papers and other documents relating to, the matters set forth in Schedule 3.04. Included in Schedule 3.04 is a list of all suits, actions, arbitrations, or other proceedings or investigations in which the Company has been a party to during the five year period immediately preceding the Closing. The Company is not presently engaged in any legal action to recover monies due to the Company, for damages sustained by the Company, or amounts owed to the Company, except as set forth on Schedule 3.04. During the five year period immediately preceding the Closing, the Company has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, against the Company or Stockholder, with respect to any Health Care Law. In addition, to the Company's and the Stockholder's Knowledge, the Company has neither received nor been party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity, with respect to any alleged violations of any other federal, state, or local environmental law, regulation, ordinance, standard, permit, or order in connection with the conduct of its business or otherwise during the past five years.

      3.05. Employees. The Company does not have, or contribute to, any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits, except as set forth in Schedule 3.05. Schedule 3.05. contains a true and correct statement of the names, relationship with the Company, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 1997 of each Stockholder, and the three highest paid employees of the Company. Since December 31, 1997, the Company has not changed the rate of compensation of the Stockholder or any of its employees, agents, dealers or distributors, except as disclosed in Schedule 3.05.

      3.06. No Violation of Employee Contracts. The Company is not, and to the best of Company's and Stockholder's Knowledge, no employee of the Company is in violation of any term of any employment contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or of the use of trade secrets or proprietary information of others. There is neither pending nor, to the Knowledge of the Company or the Stockholder, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence, except as listed in Schedule 3.04.

      3.07. Insurance. Schedule 3.07 sets forth an accurate and complete list and brief description of all policies of fire and extended coverage, liability, and the forms of similar insurance or indemnity bonds held by the Company. The Company is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim thereunder in due and timely fashion, which failure or failures to give such notice or present such claim, individually or in the aggregate, will have a Material Adverse Effect. All such policies and bonds are (i) in full force and effect, (ii) with insurance companies believed by the Company and the Stockholder to be financially sound and reputable, (iii) are sufficient for compliance by the Company with all requirements of law and of all agreements and instruments to which the Company is a party, (iv) provide that they will remain in full force and effect through the respective dates set forth in Schedule 3.07, and (v) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.07 sets forth an accurate and complete list of all accident or other liability claims received by or known by the Company and the Stockholder for the three year period immediately preceding the Closing, as well as a description of the status of each such claim. Such claims are covered by one or more insurance policies set forth in Schedule 3.07.

      3.08. Contracts, Agreements and Instruments. Schedule 3.08 contains a list of the following, copies of which have been heretofore furnished by Seller to Purchaser, which acknowledges receipt thereof:

          3.08.01. The Articles of Incorporation, Bylaws and other organizational documents of the Company and all amendments thereto, as presently in effect, certified by the president of the Company;

          3.08.02. True and correct copies of all material contracts, and other agreements to which Company is a party;

          3.08.03. True and correct written descriptions of all verbal material contracts and/or agreements to which Company or Seller is a party.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Agreement, the Company is not, and to the best of the Company's and the Stockholder's Knowledge, no other party to any such contract, agreement, instrument, lease, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license by which the Company is presently engaged is in full force and effect and is the legal, valid, and binding obligation of the parties thereto and is enforceable as to them in accordance with its terms, except that (i) the enforcement of certain rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision thereof under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver, or other equitable remedies, is subject to the discretion of courts of competent jurisdiction. Each such service, supply, distribution, agency, financing, or other arrangement, contract or understanding is a valid and continuing arrangement, contract or understanding, except for matters which, in the aggregate, will not have a Material Adverse Effect; neither the Stockholder, nor any other party to any such arrangement, contract or understanding has given notice of termination or taken any action inconsistent with the continuance of such arrangement, contract or understanding, except for matters which, in the aggregate, will not have a Material Adverse Effect; and, subject to obtaining the consents described on Schedule 3.03, the execution, delivery, and performance of this Agreement will not prejudice any such arrangement, contract or understanding in any way, except for matters which, in the aggregate, will not have a Material Adverse Effect.

      3.09. Compliance With Laws. The Company has complied with, and is not in violation of any (i) term or provision of its Articles of Incorporation or Bylaws; or (ii) to the Company's and the Stockholder's Knowledge term or provision of any applicable judgment, decree, order, statute, injunction, rule, ordinance; (iii) to the Company's and the Stockholder's Knowledge any Health Care Law; or (iv) or the Company's and the Stockholder's Knowledge, foreign, United States, state or local statutes, laws, rules, or regulations, in each case, except as described on the Schedules hereto or where such non-compliance or violation will not have a Material Adverse Effect.

      3.10. Financial Condition. The Company has delivered to AMED true and correct copies of the following: the unaudited balance sheet of the Company ("the Company's Last Balance Sheet") dated as of January 31, 1998 ("the Company's Last Balance Sheet Date"), and an unaudited balance sheet and income statement of the Company for the twelve month period ended December 31, 1997, 1996 and 1995. Each such balance sheet presents fairly in all material respects the financial condition, assets and liabilities of the Company as of its date; and each such statement of income presents fairly in all material respects the results of operations of the Company for the period indicated. The financial statements referred to in this Section have been prepared in accordance with the books and records of the Company.

      3.11. Permits and Licenses. The Company has all permits, licenses, and other similar authorizations necessary for the conduct of its business as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authorizations. All permits, licenses, and other similar authorizations necessary for the conduct of the Company's business as now being conducted by it are as set forth in Schedule 3.11. Except as set forth in
Schedule 3.11, no royalties, commissions, or fees are payable by the Company to any person by reason of the ownership or use of any intangible property. The Company is the sole and exclusive owner of all of its assets and, except as disclosed in this Agreement and the Schedules hereto, does not use any of its assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in
Schedule 3.11, there are no material licenses, sub-licenses, or agreements relating to the use of any of its intangible property now in effect, and the Company and the Stockholder have no Knowledge that any intangible property is being infringed by others. Except as listed in Schedule 3.04, no claim that would have a Material Adverse Effect on the business of the Company is pending or threatened alleging the operation of the Company's business or any method, process, part, or material that the Company employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

      3.12. Properties. The Company has good and marketable title to all properties and assets owned by it and used in its business (except such real and other property and assets as are held pursuant to leases or licenses described in Schedule 3.12), free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are disclosed in Schedule
3.12 or disclosed on the Company's Last Balance Sheet) other than Permitted Encumbrances.

     3.12.01. Attached as Schedule 3.12 is a true and complete list of all properties and assets owned, leased, or licensed by the Company having an individual or aggregate value of $5,000 or more, including with respect to such properties and assets leased or licensed by the Company, a description of such lease or license. All such properties and assets owned by the Company are reflected on the Company's Last Balance Sheet. All properties and assets owned, leased, or licensed by the Company are in good and usable condition (reasonable wear and tear excepted);

     3.12.02. The properties and assets owned, leased, or licensed by the Company constitute all such properties and assets which are necessary to the business of the Company as presently conducted;

     3.12.03. To the Knowledge of the Company or the Stockholder, no real property owned, leased or licensed by the Company lies in an area which is, or will be subjected to zoning, use or building code restrictions which would prohibit, and no stated facts relating to the actions or inaction of another person or entity of his or its ownership, licensing, leasing, or use of any real or personal property exists which would prevent, the continued effective ownership, leasing, licensing or use of such real property in the business in which the Company is now engaged; and

     3.12.04. All accounts and notes receivable reflected on the Company's Last Balance Sheet, and arising since the Last Balance Sheet Date, arise from services or products provided by the Company and have been collected, or are valid, subject to the Company's reserve therefor as reflected on the Company's Last Balance Sheet and adjustments consistent with the Company's past practices.

      3.13. Hazardous Materials. Except as disclosed on Schedule 3.13, the Company is not in the business of possession, transportation, or disposal of hazardous materials. If and to the extent that the Company's business has involved the possession, transportation, or disposal of hazardous materials, to the best of the Company's and the Stockholder's Knowledge the Company has complied with any and all applicable laws, ordinances, rules, and regulations with respect to the period prior to the Closing. To the best of Company's and Stockholder's Knowledge, no employee of the Company has been exposed to hazardous materials during the period of employment by Company such that exposure could cause damage to such employee.

      3.14.      Interest in Competitors.   Except as set forth in Schedule 3.14
to this Agreement, the Seller has no direct or indirect ownership interest in any competitor, supplier, or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

      3.15. Tax and Other Liabilities. The Company does not have any present liability of any nature, accrued or contingent, for the period prior to the date hereof, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, which will have a Material Adverse Effect upon the Company, other than the following:

          i. Liabilities for which full provision has been made on the Company's Last Balance Sheet as of the Company's Last Balance Sheet Date; and

          ii. Other liabilities arising since the Company Last Balance Sheet Date and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Company or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set forth as provisions for taxes on the Company's Last Balance Sheet are sufficient for all accrued and unpaid taxes owed by the Company, whether or not due and payable prior to or after such date and whether or not disputed, under tax laws, as in effect on the Company's Last Balance Sheet Date or now in effect, for the period ended on such date and for all fiscal years prior thereto. The Company has filed all applicable tax returns required to be filed by it or has obtained applicable extensions and is not delinquent with respect to such extensions; has paid (or has established on the Company's Last Balance Sheet a reserve for) all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises, which are due and payable on or prior to the date hereof and has delivered to the Company a true and correct copy of any report as to adjustments received by the Company from any taxing authority during the past five years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending.

      3.16.    Changes or Events.   Except as set forth in Schedule 3.16, since
the Company's Last Balance Sheet Date, none of the following has occurred:

        3.16.01. Other than the assignment by the Company of its Agreement for Consulting Services dated as of February 1, 1997, with 164083 Canada, Inc., the Purchaser hereby acknowledging that said agreement for consulting services has been assigned by the Company and that the Company has no intent therein, any material transaction by the Company not in the ordinary course of business involving amounts in excess of $5,000;

        3.16.02. Any material capital expenditure by the Company involving amounts in excess of $5,000;

        3.16.03. Other than in the ordinary course of business, any changes in the condition (financial or otherwise), liabilities, assets, or business or in any business relationships of the Company, including relationships with suppliers or customers, that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

        3.16.04. The destruction of, damage to, or loss of any asset of the Company (regardless of whether covered by insurance) that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

        3.16.05. Any labor disputes that, when considered individually or in the aggregate, are reasonably expected to have a Material Adverse Effect;

        3.16.06. Except as listed on Schedule 3.16.06, there have been no changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company, except for any such changes as were required by law;

        3.16.07. Other than in the ordinary course of business, any increase in the salary or other compensation payable or to become payable by the Company to any employee, or the declaration, payment, or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

        3.16.08. The material amendment or termination of any material contract, agreement, or license to which the Company is a party, except in the ordinary course of business;

        3.16.09. Any loan by the Company to any person or entity, or the guaranteeing by the Company of any loan other than loans made in the ordinary course of business;

        3.16.10. Any mortgage, pledge, or other encumbrance of any asset of the Company except in the ordinary course of business;

        3.16.11. The waiver or release of any right or claim of the Company, except in the ordinary course of business;

        3.16.12.  Reserved.

        3.16.13. Any loss or, to the Knowledge of the Company or the Stockholder, any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by the Company which loss has had or upon occurrence is reasonably expected to have a Material Adverse Effect;

        3.16.14. To the Knowledge of the Company and the Stockholder, the adoption or recession of any statute, regulation, order, ordinance or other law wich are reasonably expected to have a Material Adverse Effect;

        3.16.15. Except for such matters undertaken in consultation with AMED any failure on the part of the Company to operate its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

        3.16.16. Any action taken or omitted to be taken by the Company which would cause (after lapse of time, notice or both) the breach, default, or acceleration of any right, contract, commitment, or other obligation of the Company will have a Material Adverse Effect; or

        3.16.17. Any agreement by the Company to do any of the things described in the preceding clauses 3.16.01 through 3.16.16.

     3.17.   No Defaults.   Except as set forth in Schedule 3.17, the
consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of the Company that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of the Company or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which the Company is a party or by which the Company or its assets are bound; (iii) an event that will not be waived or released at Closing and that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of the Company; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Company's assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or profession of health care and any profession related to health care, of any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Company is subject.

     3.18. No Prohibited Payments. Neither the Company nor any employee, or agent of the Company, has made or authorized any payment of funds of the Company or on behalf of the Company prohibited by law and no funds of the Company have been set aside to be used for any payment prohibited by law.

     3.20. Completeness of Disclosure. No representation or warranty by Company or Stockholder in this Agreement, including the Schedules, Exhibits, and certificates incorporated herein and prepared by the Company or Stockholder contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained herein not misleading.

     4. Representations and Warranties of AMED. AMED, and with respect to Sections 4.06, 4.07 and 4.08, Guarantor, hereby represents and warrants to the Seller, as of the date of this Agreement, that the statements contained in this
Section 4 are correct and complete:

     4.01.  Organization.   AMED is a corporation duly organized, validly
existing, and in good standing under the laws of the State of Louisiana and is authorized to carry on business in the State of Louisiana and in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

     4.02.   Due Authorization; Third Party Consents.   AMED has the right,
power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, no approval or consent of any person other than AMED is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by AMED has been duly authorized by its board of directors and no other corporate proceedings on the part of AMED are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of AMED, and is valid and enforceable against AMED in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, or (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

     4.03.   No Violation.   The consummation of the transactions contemplated
by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of AMED that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of AMED or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which AMED is a party or by which AMED or the property of AMED is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which AMED is subject.

     4.04. Completeness of Disclosure. No representation or warranty and no Schedule, Exhibit, or certificate prepared by AMED pursuant hereto and no statement made or other document prepared by AMED and furnished to the Company by AMED contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

     4.05 Investment Purpose, Etc. (a) Purchaser is acquiring the Company Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser is aware and understand that the Company Stock has not been registered under the Securities Act or under the securities laws of any state, that any transfer of the Company Stock by Purchaser shall be restricted under the provision of the Securities Act and such state laws, and that the certificates representing the Company Stock will bear legends to such effect. Purchaser possesses such knowledge and experience in financial and business matters generally and with respect to the business of the Company so as to enable it to evaluate the risks and merits of its purchase of the Company Stock.

    (b) Purchaser is an "accredited investor" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act.

     4.06 Organization of Guarantor. Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in every other jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of it business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

     4.07 Due Authorization: Third Party Consents. Guarantor has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and, except as otherwise set forth herein, no approval or consent of any person other than the Guarantor is necessary in connection with the execution, delivery, or performance of this Agreement. The execution, delivery, and performance of this Agreement by the Guarantor has been duly authorized by its board of directors and no other corporate proceedings on the part of Guarantor are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obligation of the Guarantor, and is valid and enforceable against the Guarantor in accordance with its terms except that (i) the enforcement of certain rights and remedies created by this Agreement is subject to bankruptcy, insolvency, reorganization, and similar laws of general application affecting the rights and remedies of parties, and (ii) the enforceability of any particular provision of this Agreement under principles of equity or the availability of equitable remedies, such as specific performance, injunctive relief, waiver or other equitable remedies, is subject to the discretion of courts of competent jurisdiction.

    4.08 No Violation. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Guarantor that will not be waived or released at the Closing; (ii) a default or an event that will not be waived or released at the Closing and that, with notice or lapse of time or both, would be a default, breach, or violation of the Certificate of Incorporation or Bylaws of Guarantor or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Guarantor is a party or by which Guarantor or the property of Guarantor is bound; or (iii) a violation of any law or any rule or regulation of any administrative agency or governmental body or any order, writ, injunction, or decree of any court, administrative agency or governmental body to which Guarantor is subject.

     5. Conditions to Obligations of AMED. The obligations of AMED under this Agreement are subject, at the option of AMED, to the satisfaction of the following conditions:

     5.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of Company or the Stockholder contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by Company or such Stockholder on the part of Company or any Stockholder. As of the Closing, the Company and the Stockholder shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by any of them at or before such time by this Agreement.

     5.02. Other Closing Documents. In connection with the Closing, Seller shall deliver to Purchaser such other instruments of transfer in form and substance consistent with this Agreement and mutually satisfactory to Purchaser and Seller in order to transfer all rights, title and interest of Seller in the Company Stock to Purchaser;

     5.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to AMED, and the Company shall have furnished such counsel for AMED such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

     5.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements or to obtain substantial damages with respect thereto, except as listed in Schedule 3.04.

     5.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of
AMED:

    5.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    5.05.02. Results in a delay which affects the ability of AMED to consummate any of the transactions contemplated by this Agreement;

    5.05.03. Requires the divestiture by AMED of a material portion of the business of either AMED taken as a whole, or of the Company taken as a whole; and

    5.05.04. Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to AMED of the transactions contemplated by this Agreement.

     5.06. Contractual Consents Needed. Except for the consents described in Schedule 3.03, the Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them or any subsidiary is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure would not have a Material Adverse Effect.

     5.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the parties thereto at or prior to the Closing, shall be in full force and effect, valid and binding upon the parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

     5.08. Non-Competition and Non-Solicitation Agreement. Daniel D. Brown shall have entered into the non-competition and non-solicitation agreement in the form attached hereto as

Schedule 5.08.

     5.09 Board and Shareholder Approval.   The Board of Directors and
shareholders of the Company shall have approved the transactions contemplated herein.

     5.10 Legal Opinion. Company shall have received the opinion of Kantrow, Spaht, Weaver & Blitzer, dated the Closing Date, in the form of Schedule 5.10 attached hereto.

     5.11 Public Statements. Before Seller shall execute or administer a press release or public announcement related to consummation of this transaction, Seller shall cooperate with Purchaser, shall furnish drafts of all documents or proposed oral statements to Purchaser for comment, and shall not release any such information without the written consent of Purchaser. Nothing contained herein shall prevent Seller from furnishing any information to any governmental authority if required to do so by law.

     6. Conditions to Obligations of The Company. The obligations of the Company under this Agreement are subject, at the option of the Company, to the following conditions:

     6.01. Accuracy of Representations and Compliance With Conditions. All representations and warranties of AMED contained in this Agreement shall be accurate when made and, in addition, shall be materially accurate as of the Closing as though such representations and warranties were then made by AMED on the part of AMED. As of the Closing, AMED shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with at or before such time by this Agreement.

     6.02. Other Closing Documents. AMED shall have delivered to the Company and the Stockholder, at or prior to the Closing, such other documents as the Company and the Stockholder may reasonably request in order to enable the Company and the Stockholder to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

     6.03. Review of Proceedings. All actions, proceedings, instruments, and documents required to carry out this Agreement, or any agreement incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to the Company and the Stockholder and AMED shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

     6.04. Legal Action. There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenging the consummation of, the transactions contemplated by this Agreement or related agreements set forth as an exhibit hereto, or to obtain substantial damages with respect thereto.

     6.05. No Governmental Action. There shall not have been any action taken, or any law, rule, regulation, order, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of the Company and the Stockholder:

    6.05.01. Makes any of the transactions contemplated by this Agreement illegal;

    6.05.02. Results in a delay which affects the ability of the Company and the Stockholder to consummate any of the transactions contemplated by this Agreement;

    6.05.03 Otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Company or the Stockholder of the transactions contemplated by this Agreement.

     6.06. Contractual Consents Needed. The Parties to this Agreement shall have obtained at or prior to the Closing all consents required for the consummation of the transactions contemplated by this Agreement from any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of their respective businesses, properties, or assets are subject, except where the failure to obtain any such consent would not have a Material Adverse Effect on such Party.

     6.07. Other Agreements. Agreements set forth as exhibits or schedules to this Agreement shall have been duly authorized, executed, and delivered by the Parties thereto at or prior to the Closing, shall be in full force, valid and binding upon the Parties thereto, and enforceable by them in accordance with their terms at the Closing, and no party thereto at any time from the execution thereof until immediately after the Closing shall have been in violation of or in default in complying with any material provision thereof.

     6.08. Board Approval. The Board of Directors of AMED and the Guarantor shall have approved the transactions contemplated herein and certified copies of the authorizing resolutions shall have been delivered to Seller.

     7.   Covenants and Agreements of AMED.   AMED covenants and agrees as
follows:

      7.01 Post-Closing Covenants. On and after the Closing, Purchaser agrees to maintain in confidence and not to disclose, except in accordance with and as permitted by applicable laws and regulations, the records of the patients to whom the Company provided services.

    7.02 Release of Stockholder. Subsequent to closing, Purchaser shall ensure that Stockholder is released from any personal contract or agreement guarantees which are active with respect to Seller's business.

    7.03 Information Accessibility. Upon prior reasonable notice and at reasonable times, Seller shall be allowed access to those business records transferred herein.

     8.    Reserved.

     9.    Miscellaneous.

     9.01. Brokerage and Other Fees. The Parties agree that there are no brokerage arrangements or fee obligations, in writing or otherwise, with respect to the transactions set forth in this Agreement. Each Party shall be responsible for the fees of their respective professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses except AMED agrees to pay for the preparation of the necessary transfer documents to accomplish the transactions herein.

     9.02. Further Actions. At any time and from time to time, the Parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

     9.03. Survival. The representations and warranties contained in or made pursuant to this Agreement by the Company, Seller and Purchaser shall survive the Closing for a period of 24 months thereafter (the date which is 24 months after the Closing Date, the "Survival Date"). No claim for indemnification or otherwise may be brought by Purchaser, Seller or the Company against the other unless asserted by written notice as provided herein by the party making such claim for indemnification or otherwise on or before the Survival Date.

     9.04. Entire Agreement; Modification. The Agreement and the Schedules and Exhibits hereto set forth the entire understanding of the Parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

     9.05. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy (confirmed by telephone within twenty-four (24) hours following receipt thereof), or by registered or certified mail, (postage prepaid, return receipt requested) to the respective parties at the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.05:

          (a)  If to Seller:

               Danny D. Brown
               10474 Old Hammond Highway, Suite 101
               Baton Rouge, Louisiana 70816
               Telecopy: (504) 927-7205
               Telephone: (504) 927-7688
               with copy to:

               Kantrow, Spaht, Weaver & Blitzer
               (A Professional Law Corporation)
               Suite 300, City Plaza
               445 North Boulevard
               P.O. Box 2997
               Baton Rouge, Louisiana 70821-2997
               Attention: Lee C. Kantrow
               Telecopy:  (504) 343-0637
               Telephone: (504) 383-4703

          (b)  If to Purchaser:

               Amedisys Alternate-Site Infusion Therapy Services, Inc. 3029 S. Sherwood Forest Blvd.
               Suite 300
               Baton Rouge, Louisiana 70816
               Attention: Stephen Taglianetti
               Telecopy: (504) 292-8163
               Telephone: (504) 292-2031


     9.06. Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate Party, be authorized by a resolution of the Board of Directors or by an officer of the waiving Party.

     9.07. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each Party's respective successors and assigns representatives.

     9.08. No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement.

     9.09. Separability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

     9.10. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     9.11. Counterparts, Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Louisiana without giving effect to conflict of laws.

    9.12    Indemnification.  Subject to the limitations set forth in Sections
9.13 and 9.14 hereof, Seller shall indemnify, defend and hold harmless Purchaser and each of its officers, directors, agents and affiliates from and against any damage, loss, claim, liability, cost or expense incurred by Purchaser, including fees and disbursements of counsel, accountants, experts and other consultants reasonably and necessarily incurred by Purchaser, net of any tax benefit to which Purchaser is entitled and net of any and all amounts to which Purchaser is entitled to from insurance, guarantees, indemnities, and contractual and legal rights by, from or against other persons, firms or entities (collectively, "Damages"), resulting from, arising out of, based upon or occasioned by the inaccuracy of any warranty or any representation made by Company or Seller in this Agreement, or any breach of any covenant or agreement of Company or Seller contained herein. Purchaser shall indemnify, defend and hold harmless Seller from and against any Damages, resulting from, arising out of, based upon or occasioned by the inaccuracy of any warranty or representation made by the Purchaser herein, or any breach of any covenant or agreement of Purchaser contained herein.

    9.13 Limitations on Indemnification and Other Claims. The maximum amount of Damages for which Seller shall be responsible under this Agreement, whether pursuant to a claim for indemnification or otherwise, shall not exceed the unpaid principal balance of the Promissory Note, such maximum amount to be reduced by principal payments made by the Purchaser or the Guarantor on the Promissory Note and by amounts offset against the unpaid principal balance of the Promissory Note in the manner permitted by this Agreement. Such right of offset shall be the exclusive remedy of the Purchaser, and all other persons entitled to indemnity against the Seller pursuant to Section 9.12 above, for Damages under this Agreement and otherwise. It is understood and agreed that Seller shall have no liability to return any part of the cash portion of the Purchase Price or any payments of principal or interest on the Promissory Note received by it or otherwise pay any amount of Damages (except pursuant to the right of offset as permitted by this Agreement). The right of offset permitted in this Agreement shall be exercised first against accrued but unpaid interest and then against the unpaid principal installments of the Promissory Note in the inverse order of their maturity.

     9.14 Right of Off-Set. If Purchaser reasonably believes it is entitled to indemnification under this Agreement, it shall be entitled to the right of offset against amounts owing by it under the Promissory Note in accordance with the following terms and provisions: Purchaser shall promptly notify Seller of the matter for which it seeks indemnification and shall specify in reasonable detail the facts and circumstances thereof and a good faith estimate of the Damages occasioned thereby. Seller shall have ten (10) days from the receipt of Purchaser's notice in which to cure the circumstance giving rise to the Damages and provide evidence of such cure to the Purchaser. If the circumstance is not cured within the ten day period, Purchaser shall have the immediate right to deposit the monthly payment due and payable pursuant to the Promissory Note into an escrow account at a bank mutually acceptable to the parties to be held and invested pursuant to a mutually agreeable escrow agreement. Monthly payments into said escrow account shall continue until the amount of the Damages specified in Purchaser's notice is equal to the balance of said escrow account, at which time payments to Seller under the Promissory Note shall resume as originally contemplated. In the event the Purchaser's claim for indemnification is disputed by Seller, such dispute shall be resolved by the provisions of Section 9.15. If it is ultimately determined that Purchaser's claim for indemnification was improper, the escrowed funds and earnings thereon shall be distributed to Seller. If it is ultimately determined that Purchaser's claim for indemnification was proper, the escrowed funds and earnings thereon shall be distributed to Purchaser.

    9.15 Arbitration Procedures. Any and every dispute of any nature whatsoever that may arise between the parties hereto, whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory, or breach of this Agreement, or any schedule, certificate or other document delivered by any party hereto or thereto, or those arising under any federal, state or local law, regulation or ordinance, shall be determined by binding arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA"), to the extent such rules do no conflict with the provision of this Section 9. The arbitration shall be conducted by a single neutral arbitrator. The parties shall endeavor to select neutral arbitrators by mutual agreement. If such agreement cannot be reached within thirty (30) calendar days after a dispute has arisen which is to be decided by arbitration, any party of the parties jointly shall request AAA to submit to each party an identical panel of fifteen (15) persons. Alternate strikes shall be made to the panel, commencing with the party bringing the claim, until the name of one (1) person remains. The parties may, however, by mutual agreement, request AAA to submit additional panels of possible arbitrators. The arbitrator shall have the power to determine all matters incident to the conduct of the arbitration, including without limitation all procedural and evidentiary matters and the scheduling of any hearing. The award made by the arbitrator shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S) 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Unless otherwise agreed by the parties, the arbitration shall be held in Baton Rouge, Louisiana.

     9.16 Provision applicable to claims for injunctive relief. This agreement to arbitrate shall specifically include, without limitation, an application for injunctive relief under Section 9. In the event injunctive relief is sought, the parties agree that Commercial Arbitration Rule 13 (as amended November 1, 1993, or its subsequent equivalent) shall not apply, and instead, a single arbitrator shall be appointed within one business day after the filing of the demand or submission. Such arbitrator shall then preside over the application for injunctive relief and all other disputes then arising under this agreement. The arbitrator appointed under this paragraph shall be appointed by JAMS Endispute, Baton Rouge, Louisiana ("JAMS"), in the following manner: the case administrator for the AAA shall contact JAMS immediately on receipt of the demand for arbitration containing the claim for injunctive relief. The case administrator shall provider JAMS with the names of the parties to, and a copy of, this agreement. From its then current list of qualified, licensed, but non-practicing attorneys who are former, sitting trial judges, the Baton Rouge national account manager (or equivalent position) of JAMS shall appoint one such individual as the arbitrator to preside over the application for injunctive relief and all other disputes between the parties. Except in the unlikely event of an actual conflict of interest under the Rules of Professional Conduct or Code of Judicial Conduct, neither party shall have any right to strike or object to the appointment of any person so selected. The parties expressly agree and desire that the selection of an arbitrator hereunder shall be effected within one business day of any application for injunctive relief and agree that such application shall then be considered at least as expeditiously as would be the case in the District Courts for East Baton Rouge Parish. The parties further agree that any injunctive relief granted by the arbitrator shall be separately enforceable in the District Court for East Baton Rouge Parish, to the same extent as would be the case for a final award of the arbitrator.


IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

AMEDISYS ALTERNATE-SITE INFUSION         AMEDISYS, INC.
THERAPY SERVICES, INC.



By:                                      By:
   -----------------------------------      ---------------------------------
    Stephen Taglianetti, President       Name:
                                              -------------------------------
                                         Title:
                                               ------------------------------

INFUSIONCARE SOLUTIONS, INC.



By:
   ----------------------------------          -------------------------------
    Daniel D. Brown, President                 Daniel Brown, Stockholder

                               LIST OF SCHEDULES

Schedule No.    Schedule Description
------------    --------------------

2.01  Stock Power

3.01  Organization and Qualification

3.03  Authorizations and Third Party Consents

3.04  Litigation

3.05  Employees and Compensation

3.07  Insurance

3.08  Contracts, Agreements and Instruments

3.11  Permits and Licenses

3.12  Properties

3.13  Hazardous Materials

3.14  Interest in Competitors

3.16  Changes or Events

3.17  Defaults

5.08  Non-Compete and Non-Solicitation Agreements

5.10  Legal Opinion of Kantrow, Spaht, Weaver & Blitzer

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